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                                                                       EXHIBIT 5

           OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL

                       Baker, Donelson, Bearman & Caldwell
                            First Tennessee Building
                         165 Madison Avenue, Suite 2000
                            Memphis, Tennessee 38103





                                                              June 7, 2002



Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee  38002

Gentlemen:

         We have acted as counsel for Wright Medical Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, relating to the Registrant's 2002 Employee Stock Purchase Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware.

         2. The Plan shares of common stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Plan will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of Delaware, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       /s/ BAKER, DONELSON, BEARMAN &
                                           CALDWELL


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